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Paul G. Henning
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Target Logistics, Inc.
Announces Completion of Definitive Merger with Mainfreight Limited

Baltimore, Maryland- October 31, 2007 - Target Logistics, Inc. (Amex: TLG), a domestic and international freight forwarder and logistics provider, today announced that the definitive merger agreement announced on September 17, 2007, for Target to be acquired by Mainfreight Limited has been completed. As a result of the merger, Target Logistics, Inc. is now a wholly owned subsidiary of Mainfreight Limited.

As a result of the closing of the merger, the Company’s common stock no longer trades on the American Stock Exchange (“AMEX”) and AMEX will file with the Securities and Exchange Commission to delist the shares. The Company will promptly file with the Securities and Exchange Commission to terminate its registration and suspend its Securities Exchange Act public reporting obligations.

All outstanding shares of common stock of the Company were converted into the right to receive $2.50 per share in cash, without interest. All outstanding shares of Class F Preferred Stock of the Company were converted into the right to receive $62.50 per share in cash (the equivalent of $2.50 per share of common stock multiplied by 25, which is the number of shares of common stock into which each share of Class F Preferred Stock may be converted), without interest, except for any shares as to which the holder chose to exercise statutory appraisal rights under Delaware law and except for shares held by the Company, Mainfreight Limited, or any of their respective wholly owned subsidiaries, which were cancelled without consideration.

No holders of common stock or Class F Preferred Stock have advised the Company that they have exercised appraisal rights as of the October 29, 2007 deadline for the exercise of such rights.

Target Logistics, Inc. previously distributed to its security holders an Information Statement containing detailed information from Target Logistics, Inc. and Mainfreight Limited about the merger, including the full text of the merger agreement. A copy of the Information Statement can be obtained, free of charge, at the SEC’s website (www.sec.gov).

Holders of Target Logistics, Inc. common stock and Class F Preferred Stock immediately prior to the completion of the merger will be sent supplemental instructions regarding how to obtain payment for their shares

About Mainfreight Limited

Mainfreight is a global supply chain logistics provider with approximately 3,000 team members based in operations in New Zealand, Australia, Asia and the USA. The Company was founded in 1978 and listed on the New Zealand Stock Exchange (NZX) in 1996, where it is now ranked as one of the NZX top 20 companies. Revenues for the 2007 financial year were NZ$968 million, and its strong balance sheet sees Mainfreight well placed for its stated goal of international expansion. (See www.Mainfreight.com for additional information).

About Target Logistics

Target Logistics, Inc. provides domestic and international time definite freight forwarding and logistics services through its wholly owned subsidiary, Target Logistic Services, Inc. Target has a network of offices in 35 cities throughout the United States and a worldwide agent network with coverage in over 70 countries. Its freight forwarding services include arranging for the total transport of customers' freight, including providing door to door service, distributions and reverse logistics.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although Target Logistics believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.